
TrustStamp
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T STAMP INC.
+1 (404) 806-9906
ATDC, 75 5th St NW, Suite 2290 Atlanta, Georgia, 30308 USA
or at https://www.sec.gov/Archives/edgar/data/1718939/000110465920032293/tm1926748
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Trust Stamp is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A copy of the Preliminary Offering Circular that forms a part of the Offering Statement may be obtained both here and below

Company Highlights

- Proprietary technology protected by 9 patent filings uses a deep learning neural network at the intersection of artificial intelligence, biometrics, and cybersecurity
- Achieved $2.1mm of revenue in 2019, a 152% YoY growth compared to 2018
- Flagship customers include Mastercard International and Synchrony Financial, one of the largest private label credit card providers in the U.S. with 80mm+ accounts
- Graduate of global programs: Plug and Play (Silicon Valley and Abu Dhabi), Mastercard Start Path, QC Fintech, and SixThirty Cyber and currently in both the GCHQ-NCSC-Wayra incubator (UK) and the Blue Tulip Awards program (Netherlands)
- Highly qualified team has raised over $8.3mm in Capital, with 35+ years of individual experience in financial services and fraud prevention, and 20+ in artificial intelligence and identity

Fundraise Highlights

- Total Round Size: US $7,000,000
- Raise Description: Series A
- Minimum Investment: US $1,000 per investor
- Security Type: Preferred Equity
- Pre-Money valuation: US $25,000,000
- Target Minimum Raise Amount: US $1,300,000

Trust Stamp creates transformational technology that accelerates secure societal and financial inclusion through zero-knowledge-proof identity authentication. We prevent data loss and identify fraud while empowering global opportunity and access.

Artificial intelligence focused on global access to trusted identity:

Our solutions are created for use in multiple industries including banking, law enforcement, real estate, and humanitarian programs.

Uniquely innovative and interoperable technology:

Our solutions revolve around a proprietary process by which a deep neural network irreversibly converts biometric and other identifying data, from any source, into an "EgHash" which serves as a secure tokenized identity.

- We improve a biometric vendor's accuracy by combining multiple of their samples
- We can even fuse multiple modalities of biometrics (face, palm, finger, iris, voice, gait, and beyond) into a single EgHash-identity

Solutions that protect:

The EgHash can only be used to identify the subject with our probabilistic AI, thereby protecting the subject against personal data leaks, identity theft, and fraud.

The option of 'self-sovereignty":

- EgHash-based identification can be contingent on the subject's proactive participation in providing their biometric input with "proof of life"

A booming market with unaddressed problems is a market of booming problems:

The market for identity is currently focused on multi-modality biometric data, making the protection provided by our technology especially important.

- As the use of biometric data grows, the theft of that data also grows.
- Your biometrics are with you for life! Unlike traditional user-names and passwords, this data cannot be changed following a leak.

Global access = greater impact:

Software that utilizes our technology is universally deployable, positively affecting both the magnitude of influence and potential revenue.

- Server, blockchain, or device-based
- Online and offline operation
- Pay-per-use revenue model extends reach beyond just those that can afford enterprise-level implementation costs

Gallery





Public Overview Video.

Media Mentions

National Cyber Security Centre | Finextra | BIOMETRIC UPDATE.COM | atdc GEORGIA TECH | FINDBIOMETRICS | NEWSWIRE
Entrepreneur | hypepotamus | PLUG AND PLAY | BIOMETRIC UPDATE.COM | mastercard | THE PAYPERS
QATAR-AMERICA INSTITUTE | NEWSWIRE | WORLD FRONT NEWS | NATIONAL ASSOCIATION of REALTORS | naea propertymark | Nasdaq
PYMNTS.com | MARKETS INSIDER | Forbes | RISMedia | BUSINESS RADIOX | GLOBAL UPDATE
AMERICANINNO | SIMPLY buckhead | ATLANTA BUSINESS CHRONICLE | property reporter | METRO ATLANTA CEO | inman
10CLOUDS | CIOReview

The Team

Founders and Officers



Gareth Genner

CO-FOUNDER, CEO

With over 20 years of business experience in founding, operational and advisory capacities, Gareth provides Trust Stamp with technical, managerial and visionary skills, as well as legal and compliance expertise. Gareth has conceptualized, implemented, scaled and exited multiple businesses. Gareth has been engaged with Trust Stamp as co-founder since 2016. From 2013 to 2016 Gareth served as President of Pontifex University and also worked with a number of associated educational entities. A British lawyer by training, Gareth holds a U.S. LLM in International Taxation & Financial Services.



Andrew Gowasack

CO-FOUNDER, PRESIDENT - INTERNAL AND EXTERNAL PRODUCT EVANGELIST

An economist by education, Andrew began his career in financial services sales and marketing. Gareth and Andrew have been friends for a number of years and explored a number of ideas before identifying the unparalleled potential of Trust Stamp. From June 2013 to December 2015 Andrew was employed by Ashford Advisors, initially as an agent and latterly as Marketing Coordinator. Andrew has been fully engaged as co-founder of Trust Stamp since January 2016. Although Trust Stamp is Andrew's first startup, he has immersed himself in the lean-startup environment by completing incubator programs through Founder's Space in San Francisco, QC FinTech in Charlotte, NAR Reach in Chicago and Plug and Play in both Silicon Valley and Abu Dhabi. Each of these programs has provided a different perspective and honed a different set of startup skills.



Scott Francis

CHIEF TECHNOLOGY OFFICER

Prior to joining Trust Stamp as President & CTO, Scott served for 9 years in the Program Management Office with Google from 2007 to 2016. This role was very entrepreneurial in nature as he was tasked with helping oversee the creation and development of a global PMO team spread across multiple data centers across the US and Europe, essentially acting as a startup intrapreneur. Prior to Google, Scott served for 10 years in a number of startup companies in Atlanta, Austin and Silicon Valley in software programming, management, and configuration management roles.



Alex Valdes

CHIEF FINANCIAL OFFICER

Before graduating college, Alex founded and operated four separate companies. During this time, Alex spent 15 months studying abroad in Mexico where he launched an innovative microfinance lending system in partnership with the Yucatan State Department of Economic Development.



Alex successfully exited each of the businesses, all of which are in operation today and returned to the US to complete his degree in accounting from The University of Georgia.

Alex worked as a Corporate Finance Consultant for Dixon Hughes Goodman LLP, from 2014 to 2016 before serving as an advisor for Trust Stamp as the company launched operations. After 6 months advising, Alex joined the company full-time as the Chief Financial Officer.



Norman Poh

CHIEF SCIENCE OFFICER

Norman holds a PhD in Machine Learning and Information Fusion from IDIAP research institute, École Polytechnique Fédérale de Lausanne (EPFL), Switzerland. He is passionate about machine learning with applications to biometric person recognition, healthcare, forensics, financial forecasting, and other practical data intensive areas, where he published more than 100 peer-reviewed publications, including 5 best paper awards (AVBPA'05, ICB'09, HSI 2010, ICPR 2010 and Pattern Recognition Journal 2006).

Prior to Norman joining Trust Stamp in 2017, he served as a Senior Lecturer at the University of Surrey from 2012 to 2017, and as a Senior Data Scientist for Quintiles IMS Holdings, Inc. in 2017. During his time at Trust Stamp, Norman has also held the position of Data Scientist at BP from September 2018 to January 2019 and Data Science Consultant for BJSS from January 2018 to August 2019. Norman is currently fully engaged as the Chief Science Officer for Trust Stamp.



Emma Lindley

CHIEF COMMERCIAL OFFICER, EVP

Emma Lindley is an advisor on digital identity and co-founder of Women in Identity, a non-profit organization focused on developing talent and diversity in the identity industry.

Over a career of 16 years in identity, Emma has held various roles, most recently as Head of Identity and Risk at Visa, previous board level roles at Confyrm, Innovate Identity and The Open Identity Exchange, and was instrumental in the commercial development of GB Group's position in the identity market in 2003.

She has been recognized in the KNOW Identity Top 100 leaders in Identity in 2017, 2018 and 2019, the Innovate Finance Powerlist for Women 2016 and 2017, and was voted CEO of the year at the KNOW Identity Awards. She has an MBA from Manchester Business School where she completed her thesis in Competitive Strategy in the Identity Market.



David Story

MD, TRUST STAMP EUROPE & BIOMETRIC INNOVATIONS LTD

David is a Chartered Surveyor with a focus on commercial real estate investment and portfolio management. David and Gareth are friends who have worked together in the UK and USA for 30+ years including founding and exiting two cloud technology companies. From 2013 to 2016, David worked alongside Gareth on the second of their ventures, Edevate, an Edtech company. David has served in operational and advisory capacities in multiple European ventures and brings strong analytical skills to the Trust Stamp team.



John Bridge

EVP GOVERNMENT & LAW ENFORCEMENT

Prior to joining Trust Stamp in 2019, Bridge worked for the United States Marshals Service from 1994 to 2019, serving as a Senior Inspector and helping to establish the Financial Surveillance Unit as a founding full-time member from 2010 onwards. John Bridge has been a member of the International Association of Financial Crimes Investigators for fifteen years and serves as co-chair of the Cyber Fraud Industry Group. He also co-authored the Certified Cyber Crimes Investigator certification as a founder of the CCCI. He is also a Certified Financial Crimes Investigator. Earlier in his career, John served in the Marine Corps from 1984 to 1992.



Kinny Chan

EVP, CEO OF TRUSTED MAIL

Kinny Chan is an experienced leader with a passion for explaining complex challenges in simple and understandable terms. His expertise lies at the intersection between technology, business and the law, with over 10 years of experience in the enterprise sales of complex technology solutions.

His expertise in data analytics and technology-assisted review has established his reputation as a sought-after expert. Kinny has extensive leadership experience built on a successful career of increasingly significant positions in the legal and technology industries. Having played a central role in establishing the prominence of companies he has served in the past, Kinny joined Trust Stamp as a key addition to guide their successful growth in 2020.

Key Team Members



Mike Battersby



Mike Cepe



Nisha Naik

Jacek Suwalski

Lesley-Ann Vaughan

Notable Advisors & Investors

Mark Birschbach

Buffy Christie

Dave Garland

James P. Gaughran

Sam Guttman

Frank Hanna III

Stacia Hylton

John Leather

Bill McClintock

Fred Niehaus

Charles Potts

Frank Tighe

Term Sheet

Fundraising Description

Round type:	Series A
Round size:	US $7,000,000
Minimum investment:	US $1,000

Target Minimum:	US $1,300,000

Key Terms

Security Type:	Preferred Equity
Share price:	US $7.79
Pre-Money valuation:	US $25,000,000
Option pool:	9.99%
Liquidation preference:	1.0x

Use of Proceeds


If Minimum Amount Is Raised
R&D and Development


If Maximum Amount Is Raised
R&D and Development
Increase in Net Assets

Prior Rounds

The graph below illustrates the valuation cap or the pre-money valuation of Trust Stamp's prior rounds by year.


$30000000
$25000000
$20000000
$15000000
$10000000
$5000000
$0
Other Pre-Seed 1 (Common)
Other Pre-Seed 2 (Convertible)
Other Pre-Seed 3 (Convertible)
Other Pre-Seed 4 (Convertible)
Other Pre-Seed 5 (Common)
Other Seed 1 (Common)
Other Seed 2 (Convertible)
Other Seed 3 (Common)

This chart does not represent guarantees of future valuation growth and/or declines.

Other

Round Size	US $351,000
Closed Date	Jan 1, 2016
Security Type	Common Equity
Pre-Money valuation	US $702,000

Other

Round Size	US $15,000
Closed Date	Apr 11, 2016
Security Type	Convertible Note
Valuation Cap	US $2,500,000

Other

Round Size	US $500,000
Closed Date	Aug 29, 2016
Security Type	Convertible Note
Valuation Cap	US $4,500,000

Other

Round Size	US $100,000
Closed Date	Dec 16, 2016
Security Type	Convertible Note
Valuation Cap	US $4,900,000

Other

Round Size	US $500,000
Closed Date	Jan 12, 2017
Security Type	Common Equity
Pre-Money valuation	US $10,000,000

Other

Round Size	US $547,800
Closed Date	Jul 14, 2017
Security Type	Common Equity
Pre-Money valuation	US $10,850,000

Other

Round Size	US $2,000,000
Closed Date	Aug 15, 2017
Security Type	Convertible Note
Valuation Cap	US $15,000,000

Other

Round Size	US $3,000,000
Closed Date	Aug 15, 2018
Security Type	Common Equity
Pre-Money valuation	US $17,000,000

Market Landscape


$50 000 000 000
$40 000 000 000
$30 000 000 000
$20 000 000 000
$10 000 000 000
$0
2018
2019
2020
2021
2022
2023
2024

Global Biometric Authentication and Identification Market

We fill gaps in the existing market:

Juniper Research forecasts that by 2023, 5 Billion biometric capable mobile devices will authenticate $2 Trillion of transactions annually while 360iResearch projects a biometric services CAGR of 16.3% from 2018-2025 resulting in annual revenue of $42.9 Billion.

Our proprietary probabilistic AI technology creates and deduplicates tokenized identities and flags fraudulent identities that pass existing authentication. This combats the growing risk of leaks and can overlay vendors, complementing existing solutions.

Our technology breaks vendor lock-in by making biometric data comparable regardless of origin, so there is little motivation for legacy biometric vendors to attempt a similar functionality, even if they could navigate our patent-minefield.

We are not competing with existing providers; our strategy is to persuade users of biometric services to spend less than 1% of their biometric budget on technology that facilitates non-PII data sharing while protecting against hacks and leaks, ensuring regulatory compliance and strengthening the effectiveness and security of authentication.

We empower global access in the developing market:

Our technology also facilitates identity for the circa 2 billion subjects with no legal identity and the additional multi-billion subjects with no way to prove identity in a digital transaction. This revolutionary initiative can unlock over $3 trillion of economic value with commensurate revenue over and above forecasts from legacy-market transactions. We are heavily engaged in this endeavor through our extensive and growing Humanitarian & Development projects with Mastercard.

Expenses and revenue:

Our largest expense is our investment in R&D to create and train our reusable inventory of AI MicroServices. Marginal transaction costs represent a small percentage of revenue.

Risks and Disclosures

We have a limited operating history upon which you can evaluate our performance and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our company was incorporated under the laws of the State of Delaware on April 11, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal year ended December 31, 2019, we incurred a net loss of $2,143,506. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Common Stock price.

The auditor included a "going concern" note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Trust Stamp is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including protected health information ("PHI"), personally identifiable information ("PII"), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data, including patient data, electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Trust Stamp therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company's reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Examples of federal (US) and European statutes we could be subject to are:

- Health Insurance Portability and Accountability Act (HIPAA)
- Health Information Technology for Economic and Clinical Health Act (HITECH)

Any such access, breach, or other loss of information could result in legal claims or proceedings, liability under federal or state laws that protect the privacy of personal information under HIPAA and/or "HITECH". Notice of breaches must be made to affected individuals, the Secretary of the Department of Health and Human Services ("HHS"), and for extensive breaches, notice may need to be made to the media or state attorneys general. Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly, and include significant civil monetary penalties and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain, or malicious harm.

Further, various states, such as California, have implemented similar privacy laws and regulations, such as the California Confidentiality of Medical Information Act, that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California's patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and data we receive, use and share, potentially exposing us to additional expense, adverse publicity, and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PII or PHI, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenues and/or subject us to additional liabilities.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Moreover, complying with these various laws could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We rely on our customers to obtain valid and appropriate consents from data subjects whose biometric samples and data we process on such customers' behalf. Given that we do not obtain direct consent from such data subjects and we do not audit our customers to ensure that they have obtained the necessary consents required by law, the failure of our customers to obtain consents that are in compliance with applicable law could result in our own non-compliance with privacy laws. Such failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Claims that we have violated individuals' privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition and results of operations.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses in 2020 and 2021 as we expand our team, continue with research and development, and strive to gain customers for our technology and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base, consisting of companies willing to license our technology. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from licensing our identity authentication solutions. We cannot accurately predict the future growth rate or the size of the market for our technology. The expansion of the market for our solutions depends on a number of factors, such as

- the cost, performance and reliability of our solutions and the products and services offered by our competitors;
- customers' perceptions regarding the benefits of biometrics and other authentication solutions;
- public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;
- public perceptions regarding the confidentiality of private information;
- proposed or enacted legislation related to privacy of information
- customers' satisfaction with biometrics solutions; and
- marketing efforts and publicity regarding biometrics solutions.

Even if our technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If authentication solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the identity authentication industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market. Currently, we are not aware of any direct competitors of the Company able to offer our main technological offering which is non-PII tokenized identity authentication using a hash that is derived from biometric or other identifying data and capable of being probabilistically matched and deduplicated on both a 1:1 and 1:n basis. Nonetheless, many of the companies in the identity authentication market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

We face competition from companies with greater financial, technical, sales, marketing, and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline, and our business could be harmed. We face competition from well established companies. Many of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

The Company does not currently hold any issued patents on its products or technology. As of the date of this Offering, the Company has not been issued any patents. While the Company has filed patent applications and believes that it could secure patent protection for elements of its technology, the Company has made a considered and strategic decision not to aggressively pursue the issuance of patents in respect of its technology, as it believes that the disclosure required to obtain such protection could expose some of the inner-workings of its technology to competitors, who may in turn attempt to mimic the technology and/or to bad-actors who could seek to circumvent the technology. The Company currently has a total of 8 patent applications pending which may serve to discourage other inventors from stealing or copying our technology and/or assist in defending against any third-party infringement claims. At any given time, the Company may also have one or more Provisional Patents filed pending filing of a Utility Patent application. Nonetheless, by not having patents issued for our technology, we are exposed to the risk that our technology could be copied, which would seriously harm our core business model. There is no guarantee that the Company will ever be issued patents on the applications it has submitted. In addition, in order to control costs, we have filed patent applications only in the United States. This may result in our having limited or no protection in other jurisdictions. Our success depends to a significant degree upon the protection of our products and technology. If we are unable to secure patents for our products and technology, or are otherwise are unsuccessful at protecting our technology, other companies with greater resources may copy our technology and/or products, or improve upon them, putting us at a disadvantage to our competitors.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals such as a Deputy Science Officer (for cryptography and certifications), additional staff for research and development, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company's ability to grow and expand its business.

We rely on third party service providers. Our third-party partners provide a variety of essential business functions, including distribution, manufacturing, and many others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

We currently have two customers that account for substantially all of our revenues. During the Company's development, we have focused on developing relationships with a few partners and customers. As such, our historical financial results identify that we generated substantially all of our revenue from two customers. As we grow, we intend to expand the number of customers from which we generate revenues. In the opinion of our management, we would be able to continue operations without our current customers. However, the unanticipated loss of the Company's current customers could have an adverse effect on the company's financial position.

Our future success is dependent on the continued service of our small management team. Three directors and four executive officers provide leadership to Trust Stamp. Two of the directors are also executive officers. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Although we are currently growing our management team, there is no guarantee that newly added management team members will contribute to Trust Stamp as we hope. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its Common or Preferred Stock and/or other classes of equity, or debt that convert into shares of common or Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See "Dilution". In order to issue sufficient shares in this regard, we may be required to amend our certificate of incorporation to increase our authorized capital stock, which would be require us to obtain a consent of a majority of our shareholders. Furthermore, if the Company raises capital through debt, the holders of our debt would have priority over holders of common and Preferred Stock and the Company may be required to accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results, or prospects.

Any valuation at this stage is difficult to assess. The valuation for this offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

If we cannot raise sufficient funds, we will not succeed. We are offering shares of our Series A Preferred Stock in the amount of up to $5,600,000 in this offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to the Company itself or to the broader economy, the Company may not survive. If we raise a substantially lesser amount than the maximum offering amount, we will have to find other sources of funding for some of the plans outlined in "Use of Proceeds To Issuer".

General Risks and Disclosures

Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below.

Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for these shares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when the company either lists their shares on an exchange, is acquired, or goes bankrupt.

The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site.

Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold.

You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events — through continuing disclosure that you can use to evaluate the status of your investment.

Investment in personnel. An early-stage investment is also an investment in the entrepreneur or management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company's employees, including its management. You should carefully review any disclosure regarding the company's use of proceeds.

Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud.

Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company's board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may not have the benefit of such professional investors.

Representatives of SI Securities, LLC are affiliated with SI Advisors, LLC ("SI Advisors") Representatives of SI Securities, LLC are affiliated with SI Advisors, LLC ("SI Advisors"). SI Advisors is an exempt investment advisor that acts as the General Partner of SI Selections Fund I, L.P. ("SI Selections Fund"). SI Selections Fund is an early stage venture capital fund owned by third-party investors. From time to time, SI Selections Fund may invest in offerings made available on the SeedInvest platform, including this offering. Investments made by SI Selections Fund may be counted towards the total funds raised necessary to reach the minimum funding target as disclosed in the applicable offering materials.



Trust Stamp's Preliminary Offering Circular

The offering circular is the legal document filed with the SEC for a Regulation A offering and provides facts that an investor needs to make an informed investment decision. The offering circular includes an overview of company and company's business, historical financials and capitalization, and key risk factors.

Download Trust Stamp's Preliminary Offering Circular here.

Data Room

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Leonardo L. - 13 days

Hi. I'm not sure I understand how this product works, can you give me an example?
Also, what are your revenue goals for the next 5 years? It's important for me to know what kind of growth you are aiming to achieve year by year.
Thanks.

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Gareth G. - Team Member - 11 days

Hello Leonardo
The core technology transforms a biometric capture (to date a face, touchless fingerprints or touchless palm image)into an anonymized identity that can be stored and compared to every other such identity seen previously or in the future.
A simple example would be opening a bank account online. An application (through the web browser or a native App) would take a "selfie" and using a deep neural network, irreversibly convert it into a "hash" creating an anonymized and tokenized identity. You would then take a photo of an identity document that is forensically examined and a second hash would be created from the ID photo. The two hashes are compared and an AI predicts the probability that the selfie and the ID photo are both the same person. The hash from the selfie is then compared to every prior hash. This allows us to find fraudsters that try to open multiple accounts using forged or improperly obtained ID documents.
You will find examples of current use cases in the deck.
In the deck, you will find 3rd party information on market size and growth. You will also see our target share of that revenue. Additionally, you will see a 5-year revenue and profitability illustration. The illustration explains that it is not based on achieving target revenue levels. We are restricted as to the projections that we can publish.
Best, Gareth
Gaeth N. Genner, CEO

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Leonardo L. - 11 days

Thanks for your reply but I don't see any of that. The Data Room is empty and the overview page doesn't mention your target share, current use examples and illustrations at all..

AARON K. - 13 days

Your product is intriguing. A couple of questions:
A) How will your company measure success when growing revenues from the run rate of your algos in 6 months, 12 months, and 24 months from now?
B) What are your costs when using channel partners to sell your product to mid-market enterprises and do you see those costs rising in the short term (next 6 - 12 months)?
C) What is your firm's value proposition when selling your product versus other larger competitors selling a similar yet "commoditized" product?
Thanks - wishing you and your team a successful raise.

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Gareth G. - Team Member - 13 days

Hello Aaron
Thank you for the questions. They will assist us in refining the deck:
A) Good question. We are limited in the forward-looking projections that we are allowed to give, however:
- 6 months - minimal growth in ARR is anticipated due to onboarding and implementation processes.
- 12 months - Mastercard Humanitarian & Development ("H&D") will have made a second minimum payment and be starting early scaling (I cannot share their projections, but you can do online research). We anticipate having one more very-large-scale client entering ARR. We anticipate early channel customers entering ARR.
- 24 months - we project three very-large-scale clients entering ARR (as well as H&D) and H&D should be scaling well. Channel customers should be in full stride with more coming online monthly.

B) Channel partners receive a 10% to 30% revenue share but the gross pay-per-use revenue for each use from small to medium-sized enterprises is 5x to 100x our current pay-per-use revenue and our marginal cost is the same (less than 1% of revenue). Channel revenue-share typically tails-off over 3-years but our ARR may continue. Channels allow us to grow the client base with minimal investment.
C) We offer a complete biometric service from capture to hashing/matching but our hashing/matching is unique and can sit "on-top" of captures from other vendors. For H&D we provide a comprehensive facial biometric service but in respect of touchless fingerprint and palm biometrics from other vendors, we provide H&D only with hashing/matching . Advantages of adopting the EgHash include:
a. Not storing biometric images and templates improves data-privacy/security:
i. Preventing the creation of a dangerous "Honeypot" of personal data

ii. Assisting with compliance with GDPR and similar privacy legislation
iii. Mitigating the public and regulatory backlash against storing biometric data
b. The data in the EgHash is much smaller than the data in legacy templates allowing storage where it was previously impractical (e.g. on a credit card chip) and reducing storage costs and system latency (in some cases allowing storage of multiple samples improving accuracy)
c. The EgHash breaks vendor lock-in allowing enterprises to move between capture vendors to use best-in-field at any time and reduce costs
d. We can match the EgHash on a 1-to-many basis, even when the underlying template can only be effectively matched 1-1 allowing us to (e.g.) identify fraudulent users that pass siloed-biometrics with fraudulent identification.
I hope that this is helpful.
Best,
Gareth
Gareth N. Genner, CEO

Jeff P. - 13 days

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Gareth - Can you please expand on the channel partners? Are these large consulting firms (e.g. Accenture, IBM, Deloitte)? Do you have signed partnership agreements in place? If so, how many?

Gareth G. - Team Member - 13 days

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Jeff - I will check which ones have NDA's and which do not and revert ASAP

Gareth G. - Team Member - 13 days

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Jeff - I will check which ones have NDA's and which do not and revert ASAP

Gareth G. - Team Member - 11 days

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Jeff - we have signed agreements with two of the "big-four", one of the three big US credit bureaus, plus six other channel partners. We also have invitations to be integrated into the channel offerings of four major technology-system partners which we are in the process of implementing. Frankly, obtaining the agreements is not challenging, we receive frequent approaches. We have been building out our self-service SaaS platform https://onboard.truststamp.ai/ to execute this strategy and the raise will provide the required capital to prioritize this. Best, Gareth

Jeff P. - 14 days

Hi - Very interesting company/product. A few questions.
1. It's not clear on the business model slide in the deck how you actually make money. Please describe the annual recurring model. How much do your customers pay for your product?
2. How many enterprise customers do you currently have? How was the $2.1mm in revenue from 2019 spread out with these customers?
3. Who are your main competitors? What is your main competitive advantage?
4. Which verticals are your main targets to scale revenue?
5. You plan to spend most (if not all) money from this raise on R&D. That's surprising considering this is a Series A round. Have you not yet developed a product that's ready for full launch? Are you not in a position to start scaling revenue?
Thanks in advance.

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Gareth G. - Team Member - 14 days

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Hello Jeff
1. We charge large enterprise clients a (typically 7-figure) fee to create custom implementations and provide long term support. We then charge a fee every time our algorithms are run. The per-use amount is negotiated and confidential but I can say that it starts around $1.00 and could drop below $0.01 for users with multi-billion use cases per year (which is our focus). Our long term value is targetting many billions of transactions with close to 99% margins (we are simply billing for our algorithms to run on other people's systems).
2. Our clients are heavily concentrated with very large organizations with commensurate transaction levels. Our plan in 2020 is to broaden the base but smaller enterprises will be managed through channel partners / SaaS sales vs. the highly customized service that we provide for major clients.
3. Biometric authentication is scaling fast but commoditized. We list some of the companies in that area in the offering document. However, neither we nor our clients have found another company that can achieve our core proposition: irreversibly converting any biometric from any source into a non-PII hash then probabilistically matching it 1-1 or 1-many. This unique methodology protects the biometric data, breaks vendor-lock-in and makes the data comparable as it never has been previously Our hashing technology sits between the biometric service provider and the data user, therefore, our obvious "competitors" become a distribution channel.
4. Principal target verticals are Global Humanitarian and Development (you can Google the stories related to our work with and investment from Mastercard and the related Bloomberg New Economy Forum recognition), Government/Law Enforcement (hence our involvement with the GCHQ accelerator) and managing zero-knowledge proofs between financial institutions for fraud detection.
5. We should cover all of our operating costs out of current revenue, therefore, we are raising funds to continue to invent, patent and deliver new technologies. When we engage with a major client, it can be 10-18 months for a project to start, and the first year is limited to implementation fees with ARR from usage fees in subsequent years. Yes, we are starting to scale revenue, and we will be announcing some senior appointments to that end later this week, but our focus is not just on maximizing short-term revenue, it is on building technology that generates ARR and hence gives us long term value.
Does that help? I am happy to expand subject to client confidentiality / SEC rules!
Best,
Gareth (CEO)
Gareth N. Genner

Jeff P. - 14 days

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Gareth - Do you currently have customers that pay the per-use amount? Wondering if that ARR model has been validated, or if the model has not launched yet.

Gareth G. - Team Member - 13 days

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Jeff - Yes, Mastercard H&D has two contracts with us, one to create implementations and a collateral software licensing agreement that is pay-per-use with guaranteed minimums. Best, Gareth

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Frequently Asked Questions

About Reg A Offerings

What does it mean that the SEC has qualified this offering?

"The SEC has qualified this offering" means the SEC has permitted Trust Stamp to offer for sale the securities described in the Offering Circular to investors such as you. The SEC is not judging the merits, accuracy, or completeness of the offering and information in the Offering Circular.

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Preferred equity is usually issued to outside investors and carries rights and conditions that are different from that of common stock. For example, preferred equity may include rights that prevent or minimize the effects of dilution or grants special privileges in situations when the company is sold.

A convertible *note* is a unique form of debt that converts into equity, usually in conjunction with a future financing round. The investor effectively loans money to a startup with the expectation that they will receive equity in the company in the future at a discounted price per share when the company raises its next round of financing.

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After My Investment

How can I sell my securities in the future?

Currently there is no market or liquidity for these securities. Right now Trust Stamp does not plan to list these securities on a national exchange or another secondary market. At some point Trust Stamp may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when Trust Stamp either lists their securities on an exchange, is acquired, or goes bankrupt.

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Other General Questions

What is this page about?

This is Trust Stamp's fundraising profile page, where you can find information that may be helpful for you to make an investment decision in their company. The information on this page includes the company overview, team bios, and the risks and disclosures related to this investment opportunity. You will also find a copy of the Trust Stamp's Offering Circular, which has been qualified by the SEC. The Offering Circular includes important details about Trust Stamp's fundraise that you should review before investing.

What are the risks of this investment?

This investment is highly speculative and should not be made by anyone who cannot afford to risk the entire investment amount. In addition to these risks, you should carefully consider the specific information and risks disclosed in Trust Stamp's profile and Offering Circular.